Exhibit 4.18

Exclusive Business Cooperation Agreement

This Exclusive Business Cooperation Agreement ("Agreement") is entered into as of August 4, 2015 by and among the following parties in Beijing, the People’s Republic of China (“PRC”).

Party A:

Beijing Century TAL Education Technology Co., Ltd.

Party B:

Beijing Dididaojia Education Technology Co., Ltd.

Subsidiaries of Party B: entities invested, controlled by Party B, including but not limited to any company, school and relevant entity of which Party B directly or indirectly own more than 50% of the investing interests.

Party C:

Bangxin Zhang, ID Card No. 321182198010012913;

Yachao Liu, ID Card No. 211103198110152138;

Yunfeng Bai, ID Card No. 360521198109240073.

(Each of Party A, Party B, Subsidiaries of Party B and Party C, a “Party”, and collectively the “Parties”.)

WHEREAS,

(1) Party A is a wholly foreign-owned enterprise duly registered and validly existing under the PRC laws, owning resources to provide consultancy and services with respect of technology, commerce, intellectual properties license, and system software technology support;

(2) Party B is a limited liability company duly registered and validly existing under the PRC laws, engages in education investments and relevant business directly or by its subsidiaries.

(3) Party C is the shareholder of Party B and owns 100% of the equity interests of Party B;

(4) Party A agreed to provide exclusive license, technical and business support to Party B and its Subsidiaries with Party A’s advantages in technology, human resource and information. The Parties agree on such cooperation and wish to sign this revised Exclusive Business Cooperation Agreement to unify the principle terms and conditions for such cooperation.

NOW THEREFORE, the Parties through amiable negotiations agree as follows:

1.	Provision of Services

1.1	In accordance with the terms and conditions herein, Party B and Party C appoint Party A as Party B’s exclusive service provider to provide full-scope intellectual property license, technical and business support services as provided in Appendix I.

Party B shall and cause Subsidiaries of Party B to determine the specific contents of services within the scope listed in Appendix I with Party A or any entity designated by Party A.

1.2	Party B, Subsidiaries of Party B, and Party C further agree that during the effective period of this Agreement, Party B, Subsidiaries of Party B and Party C shall not, and shall cause the affiliates of them not to, directly and indirectly obtain the same or similar services as provided under this Agreement from any third party, or establish any similar business cooperative relation with any third party with respect to the matters stipulated herein.

1.3	To ensure the normal operation of the ordinary business of Party B and its Subsidiaries, Party A may, but not obligated to, provide guarantee for the performance of the agreements concluded by Party B or its Subsidiaries with any third party with respect to the business of Party B and its Subsidiaries. Party B, Subsidiaries of Party B, and Party C hereby agree and confirm that if they need to provide any guarantee for the performance of any agreement or loan by their subsidiaries in the operation process, they will seek to obtain such guarantee from Party A firstly.

2.	Service Fee and Payment

2.1	Based on the contents of specific services provided and the target of service, relevant Parties shall determine a fair service fee and proper payment manners according to the income and sum of enrolled students in a fixed period of the service accepting party. The calculation and payment of the service fee is stipulated in Appendix I of the Agreement.

2.2	If Party A determines the fee calculation mechanism specified herein should no longer apply due to whatever reason, Party B shall engage the negotiate faithfully and actively with Party A within 10 business days after Party A renders the fee adjustment request to determine a new fee standard or mechanism. If Party B does not response within the 10-day period as mentioned above, it shall be deemed as having accepted the adjustments proposed by Party A. Party A shall negotiate with Party B regarding the adjustment to service fee if Party B proposes to make any adjustment to such fee.

3.	Intellectual Properties

3.1	Any intellectual properties produced by performance of this Agreement, including but not limited to copyrights, patents, and technical secrets, belong to Party A, and Party B and its Subsidiaries enjoy no rights other than those provided herein. The Parties agree that this clause shall remain effective no matter whether the Agreement is modified or terminated.

3.2	However, if the development is based on the intellectual properties owned by Party B or its Subsidiaries, such intellectual properties should be flawless. Otherwise Party B and its Subsidiaries shall bear all damages and losses caused to Party A by any flaw of such intellectual properties. If Party A is to bear any liabilities to any third party because of this, it has the right to recover all of its losses from Party B or its Subsidiaries.

4.	Term

4.1	The Agreement is executed and becomes effective as of the date stated above.

4.2	The Agreement is effective within the operation term of Party A, Party B and its Subsidiaries unless terminated by mutual agreement of the Parties.

5.	Confidentiality

5.1	This Agreement and all clauses hereof belong to confidential information and shall not be disclosed to any third party except for relevant high-ranking officers, directors, employees, agents or professional consultants. This clause shall not apply in the event parties hereto are required by relevant laws or regulations to disclose information relating to this Agreement to any governmental authorities, the public or the shareholders, or file this Agreement with relevant authorities for record.

5.2	This clause shall survive any modification, dissolution or termination of this Agreement.

6.	Liabilities for Breach of Agreement

In the event any Party failed to perform any of its obligations under this Agreement, or made any untrue or inaccurate representations or warranties, such Party shall be liable for all the losses of other Parties for breach of the Agreement, or pay penalties according to agreement reached by relevant parties.

7.	Force Majeure

In the event the performance of the Agreement is influenced by any Force Majeure, the Party suffering Force Majeure shall notify the other parties by telegram, facsimile or other electronic means immediately after the occurrence of such Force Majeure and shall provide written documents evidencing the occurrence of such Force Majeure within fifteen (15) business days. The parties of the Agreement shall determine through negotiation whether to terminate, partly terminate or suspend the implementation of this Agreement according to the extent the Agreement is effected by such Force Majeure.

8.	Change of Parties

8.1	Increase of Subsidiaries of Party B. If Subsidiaries of Party B increased at any time after effectiveness of this Agreement, Party B and Party C shall cause such new subsidiary to sign confirmation letter or other legal documents permitted or required by the PRC laws to make such new subsidiary to enjoy and undertake all the rights and obligations under this Agreement as those of Subsidiaries of Party B hereunder. As of the date of signature of such confirmation letter or other legal documents, the new subsidiary should be deemed as one party to this Agreement. Other Parties of the Agreement hereby agree with such arrangements.

8.2	Rights and obligations under this Agreement shall be legally binding upon assignees, successors of Parties hereof, no matter such assignment of obligations and rights is caused by takeover, restructuring, success, assignment or any other reason.

9.	Miscellaneous

9.1	This Agreement and any related matters shall be governed by and construed in accordance with the PRC laws. All disputes arising out of or in connection with this Agreement shall be conciliated friendly by and between the Parties. When the disputes could not be solved by conciliation, such disputes shall be finally settled under the Rules of Arbitration of the China International Economic and Trade Arbitration Commission by arbitrators appointed in accordance with rules currently effective of such arbitration commission. The arbitration ruling shall be final. The place of arbitration shall be in Beijing.

9.2	The Agreement is executed in counterparts as many as Parties hereto, each of Party A, Party B, Subsidiaries of Party B and each person of Party C holds one counterpart.

[THE SIGNATURE PAGE OF THE EXCLUSIVE BUSINESS COOPERATION AGREEMENT]

Party A:

Beijing Century TAL Education Technology Co., Ltd. /Seal/

Authorized Representative:

Party B:

Beijing Dididaojia Education Technology Co., Ltd. /Seal/

Authorized Representative:

[THE SIGNATURE PAGE OF THE EXCLUSIVE BUSINESS COOPERATION AGREEMENT]

Subsidiaries of Party B:

[ ]

[THE SIGNATURE PAGE OF THE EXCLUSIVE BUSINESS COOPERATION AGREEMENT]

Party C:

Bangxin Zhang:

Signature: /s/ Bangxin Zhang

Yachao Liu:

Signature: /s/ Yachao Liu

Yunfeng Bai:

Signature: /s/ Yunfeng Bai

Appendix I: Contents of Service, Calculation and Payment of the Service Fee

1.	Contents of Service

(1)	Providing educational software, courseware development and research services;
(2)	Providing occupation and pre-occupation staff training services;
(3)	Providing technology development and transfer, technical consulting services;
(4)	Providing public relation services;
(5)	Providing market investigation, research and consulting services;
(6)	Providing mid or short-term market development, market plan services;
(7)	Providing human resource management and internal information management;
(8)	Providing network development, updating and ordinary maintenance;
(9)	Providing sale services of self-produced products;
(10)	Licensing of software and trademark; and/or
(11)	Other services determined from time to time by Party A and the service accepting party according to the need of business and capacity of provision of services.

2.	Calculation and Payment of Service Fee

The Fee for the services provided under this Agreement is calculated based on a percentage of the revenue of the service accepting party, or calculated according to the person-time of enrolling students of Subsidiaries of Party B. The specific applied percentage or person-time shall be determined by both Party A and the service accepting party in accordance with the actual situation of service provision, and Party A shall send the service accepting party the bill or other written form confirmation of service fee.

3.	The sum of Fee shall be determined by the Parties taking account of the following factors:

(1)	The technical difficulty and complexity of the services;
(2)	The time spent by employees of Party A concerning the services;
(3)	The contents and commercial value of the services;
(4)	The benchmark price of similar services in the market.

4.	Party A will calculate the fee payable on a fixed term basis and send Party B the bill of service fee for the previous term. Party B shall pay the fee to the bank account designated by Party A within 10 business days after receipt of the bill, and send copy of the remittance certificate by facsimile or mail to Party A within 10 business days after payment.